Exhibit 3.08

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translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the

Portuguese version shall prevail. The Portuguese version is the only

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as to the accuracy, reliability or completeness of the translation. Any person reading this

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TERMINATION OF THE TELEMAR PARTICIPAÇÕES S.A. SHAREHOLDERS AGREEMENT

BETWEEN

AG TELECOM PARTICIPAÇÕES S.A.

BNDES PARTICIPAÇÕES S.A. – BNDESPAR

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS – FUNCEF

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL – PETROS

LF TEL S.A.

BRATEL BRASIL S.A.

AND, AS INTERVENING PARTIES,

TELEMAR PARTICIPAÇÕES S.A.

PORTUGAL TELECOM, SGPS S.A.

EXECUTED ON FEBRUARY 19, 2014

TERMINATION OF THE TELEMAR PARTICIPAÇÕES S.A. SHAREHOLDERS AGREEMENT

EXECUTED ON APRIL 25, 2008 AND AMENDED ON JANUARY 25, 2011.

By this instrument:

1.	AG TELECOM PARTICIPAÇÕES S.A., a share corporation with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 300, suite 401 part, enrolled as taxpayer at CNPJ/MF under No. 03.260.334/0001-92, herein represented in accordance with its By-Laws, hereinafter referred to as “AG TELECOM”;

2.	BNDES PARTICIPAÇÕES S.A. – BNDESPAR, a corporation constituted as a wholly owned subsidiary of the public federal company Banco Nacional de Desenvolvimento Econômico e Social – BNDES, with head offices in the Brasilia, Federal District, at Setor Comercial Sul – SCS, Centro Empresarial Parque Cidade, Quadra 09, Torre C, 12th Floor, and an office for services and fiscal domicile at Avenida República do Chile No. 100—part, City and State of Rio de Janeiro, enrolled as taxpayer at CNPJ/MF under No. 00.383.281/0001-09, herein represented in accordance with its By-Laws, hereinafter referred to as “BNDESPAR”;

3.	CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI, a private pension entity, with head offices in the City and State of Rio de Janeiro, at Praia de Botafogo No. 501, 3rd and 4th floors, enrolled as taxpayer at CNPJ/MF under No. 33.754.482/0001-24, herein represented in accordance with its By-Laws, hereinafter referred to as “PREVI”;

4.	FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL, a legal entity of private law, with head offices at Rua Lauro Muller 116, 29th floor, suite 2901, City and State of Rio de Janeiro, enrolled as taxpayer at CNPJ/MF under No. 07.110.214/0001-60, herein represented in accordance with its By-Laws, hereinafter referred to as “FATL”;

5.	FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS – FUNCEF, a private pension entity, with head offices in the City of Brasilia, Federal District, at SCN Q. 2, Bloco A, 13th floor, Edifício Corporate Financial Center, enrolled as taxpayer at CNPJ/MF under No. 00.436.923/0001-90, herein represented in accordance with its By-Laws, hereinafter referred to as “FUNCEF”;

6.	FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL – PETROS, a private pension entity, with head offices in the City and State of Rio de Janeiro, at Rua do Ouvidor No. 98, enrolled as taxpayer at CNPJ/MF under No. 34.053.942/0001-50, herein represented in accordance with its By-Laws, hereinafter referred to a “PETROS”;

7.	LF TEL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Angelina Maffei Vita No. 200, 9th floor, enrolled as taxpayer at CNPJ/MF under No. 02.390.206/0001-09, herein represented in accordance with its By-Laws, hereinafter referred to as “LF TEL”; and

8.	BRATEL BRASIL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Cubatão, No. 320, 4th floor, suite 03, Vila Mariana, enrolled as taxpayer at CNPJ/MF under No. 12.956.126/0001-13, herein represented in accordance with its By-Laws by its legal representatives, undersigned, hereinafter referred to as “BRATEL BRASIL”;

individually also referred to as a “Party” or “Shareholder” and collectively referred to as the “Parties” or “Shareholders”, and, further,

as “Intervening Parties”,

9.	TELEMAR PARTICIPAÇÕES S.A., a share corporation with head offices at Praia de Botafogo No. 300, 11th floor, suite 1101 (part), City and State of Rio de Janeiro, enrolled as taxpayer at CNPJ/MF under No. 02.107.946/0001-87, herein represented in accordance with its By-Laws, hereinafter referred to as “Telemar Participações” or the “Company”; and

10.	PORTUGAL TELECOM, SGPS S.A., a publicly traded corporation, with head offices at Av. Fontes Pereira de Melo No. 40, in the City of Lisbon, Portugal, Legal Entity Registration No. 503 215 058, herein represented in accordance with its By-Laws, hereinafter referred to as “Portugal Telecom SGPS”;

WHEREAS:

I.	The Shareholders are owners of shares representing the total capital stock of the Company;

II.	The Company is the controlling shareholder of Oi S.A., a share corporation with head offices in the City and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd floor, Centro, enrolled as taxpayer at CNPJ/MF under No. 76.535.764/0001-43 (“Oi”);

III.	On April 25, 2008, the Shareholders executed a shareholders agreement regulating rights and obligations in their capacity of shareholders of the Company, subsequently amended on January 25, 2011 (the “General Shareholder Agreement”);

IV.	On this date, prior meetings of the Shareholders were held, unanimously approving the consummation of a transaction that will result in the merging of the activities and businesses of PORTUGAL TELECOM, SGPS and Oi, into a single company, Telemar Participações (which shall be referred to as “CorpCo”), the shareholding base of which shall be held by the shareholders of Portugal Telecom SGPS, Telemar Participações and Oi, whose capital shall be divided into one class of common shares, which shall be traded on the BM&FBOVESPA SA – Stock, Commodities and Futures Exchange (“BM&FBovespa”), NYSE Euronext Lisbon and the NYSE, and, which, shall adhere to the rules of corporate governance of the Novo Mercado section of the BM&FBOVESPA (the “Transaction”);

V.	The consummation of the Transaction is conditioned to certain steps provided in the prior meetings being implemented after the necessary authorizations are obtained, including corporate and regulatory approvals;

VI.	The Shareholders mutually agree to make each one of the steps of the Transaction applicable to each other considering that each one of these steps plays a fundamental role and together are important in order for Telemar Participações to achieve the main objectives of the Transaction. The Transaction was structured in this manner as it is the only way to ensure (i) the merger of the activities of Oi with those of Portugal Telecom SGPS; (ii) the strengthening of the capital structure of the surviving company, with the increase of the capital in cash; (iii) the simplifying of Oi’s corporate chain and of its shareholding structure, with the extinction of the holdings that participate in the control; (iv) the transfer of all the tax benefits held by the holdings that participate, directly or indirectly, in the control of Oi, without any cost to the minority shareholders; (v) the diffusion of the shareholder base, with tremendous increase in share liquidity; (vi) the migration to the Novo Mercado section of the BM&FBovespa. All these acts will allow OI and CorpCo to be in condition to fully attain their potential and be ready to deal with the enormous challenges faced in their industry, from technological, competition and investment standpoints;

VII.	The Transaction includes the following events: (i) a capital increase in Oi, by public subscription, with an offering of common and preferred shares, which shall be paid partly in cash and partly in assets represented by the contribution of equity interests owned by Portugal Telecom SGPS in companies that hold all of their operating assets, except for the ownership interest held directly or indirectly in Oi and Contax Participações S.A., and the liabilities of Portugal Telecom SGPS at the date of contribution (the “Capital Increase of Oi”), (ii) the merger of shares of Oi and the Company, which shall be referred to as “Corpco” with the conversion of Oi into a wholly owned subsidiary of Corpco (the “Merger of Oi Shares by Corpco”); and (iii) the merger of Portugal Telecom SGPS into Corpco, as a result of which Portugal Telecom SGPS will cease to exist (the “Merger of Portugal Telecom into Corpco”);

VIII.	The Transaction also includes a corporate restructuring in the chain of control of Oi (the “Restructuring of Telemar Participações”), encompassing different corporate steps as follows: (i) the merger of AG TELECOM into its controlling shareholder Pasa Participações S.A. (“PASA”) (the “Merger of AG TELECOM into PASA”), as a result of which AG TELECOM will cease to exist; (ii) the merger of LF TEL into its controlling shareholder EDSP 75 (the “Merger of LF TEL into EDSP 75”), as a result of which LF TEL will cease to exist; (iii) the merger of PASA into BRATEL BRASIL (the “Merger of PASA into BRATEL BRASIL”), as a result of which PASA will cease to exist; (iv) the merger of EDSP 75 into BRATEL BRASIL (the “Merger of EDSP 75 into BRATEL BRASIL”), as a result of which EDSP 75 will cease to exist; (v) the partial split-up of the Company, covering the investment in Oi proportional to the equity holdings of BRATEL BRASIL in the Company, with the merger of the assets spun off by BRATEL BRASIL (the “Partial Split-Up of TELEMAR PARTICIPAÇÕES”); (vi) the partial split-up of BRATEL BRASIL with the transfer of its remaining ownership interest in the Company to Marnaz Holdings S.A. (the “Partial Split-Up of Bratel Brasil”); (vii) the merger of BRATEL BRASIL into Oi (the “Merger of BRATEL BRASIL into Oi”), as a result of which BRATEL BRASIL will cease to exist; (viii) the merger of Venus RJ Participações S.A. into Telemar Participações (the “Merger of VENUS into Telemar Participações”), as a result of which Venus RJ Participações S.A. will cease to exist; (ix) the merger of Sayed RJ Participações S.A. into Telemar Participações (the “Merger of SAYED into Telemar Participações”), as a result of which Sayed RJ Participações S.A. will cease to exist; (x) the merger of PTB2 S.A. into Telemar Participações (the “Merger of PTB2”), as a result of which PTB2 S.A. will cease to exist; and (xi) merger of Marnaz Holdings S.A. into the Company (the “Merger of Marnaz”), as a result of which Marnaz Holdings S.A. will cease to exist;

IX.	The implementation of the Restructuring of Telemar Participações is conditioned upon the Capital Increase of Oi being effected, observing the conditions approved in the prior meetings, the settlement of the entire indebtedness of AG TELECOM, LF TEL and the Company, the Merger of the Oi Shares by CorpCo and other conditions precedent that shall be established in the respective agreements to be executed for each one of said transactions, as decided in the prior meetings of the Shareholders;

X.	The Shareholders wish to terminate the General Shareholders Agreement under the condition precedent of the Merger of Oi Shares by Corpco and the approval at the Extraordinary General Shareholders Meeting of Corpco of the Merger of Portugal Telecom by Corpco, which exact terms and conditions shall be provided in their respective agreements to be executed on this date;

XI.	Further, on the same date, parties will execute the termination of the Company Shareholders Agreement between AG TELECOM, LF TEL and FATL, executed on April 25, 2008, subsequently amended on January 25, 2011, the PASA Shareholders Agreement, executed on January 25, 2011, EDSP 75 Shareholders Agreement, executed on January 25, 2011, and the “Private Instrument of Agreement among Block Member Shareholders”, executed between BNDESPAR, PREVI, PETROS and FUNCEF on January 25, 2011, all with their effectiveness subject to the steps of the Transaction being implemented.

The PARTIES have agreed to execute this Termination of the Telemar Participações S.A. Shareholders Agreement executed on April 25, 2008 and amended on January 25, 2011 (the “Termination”), which shall be governed by the following terms and conditions:

CLAUSE ONE – TERMINATION OF THE GENERAL SHAREHOLDERS AGREEMENT

1.1. Upon implementation of the conditions provided in Clause Two below, the Shareholders agree that the General Shareholders Agreement shall be automatically terminated in full right and, consequently, all rights, obligations and provisions therein contained, whether principal or accessory, related to Telemar Participações and its direct and indirectly controlled companies, whether with regard to the exercise of voting rights, to the restrictions imposed on transfers and acquisitions of shares and the subscription rights or any and all commitments undertaken by the Shareholders and also by the Intervening Parties in the referred instrument, shall no longer produce effects.

CLAUSE TWO – EFFICACY

2.1. This Termination is signed under the condition precedent set forth in Article 125 et seq. of the Civil Code and shall only be effective following the actual Merger of Oi Shares by Corpco and the approval at a Corpco Extraordinary General Shareholders Meeting, of the Merger of Portugal Telecom into Corpco.

CLAUSE THREE – RELEASE

3.1. Upon the termination of the General Shareholders Agreement becoming effective, subject to the provisions of the preceding clauses, the Shareholders acknowledge that they shall have no further claim against one another, at any time and/or for any reason, whether in court or out, as well as against their controlling shareholders and their directors, the Company and its administrators and their respective successors, whether as shareholders, administrators of the companies directly or indirectly involved in the Transaction or in any other capacity, reciprocally granting each other the most comprehensive, full, general and irrevocable release on their own behalf and that of their respective successors, regarding any and all rights and obligations based on the General Shareholders Agreement.

CLAUSE FOUR – GENERAL PROVISIONS

4.1. The terms and conditions of this Termination shall irrevocably and irreversibly benefit and bind the signatories and their respective successors of any kind.

4.2. Any forbearance by any Party of inaccurate, untimely compliance or noncompliance with the obligations by another Party shall only be valid as an isolated occurrence and shall not constitute waiver or novation of any kind.

4.3. In the event that any clause or provision of this Termination becomes ineffective, unenforceable or invalid, such fact shall not affect the enforceability or validity of the other clauses and provisions, which shall remain in full force and effect. In such an event, the Parties shall negotiate in good faith in order to substitute the ineffective clause or provision, such that the objectives and principles established in this instrument be maintained.

CLAUSE FIVE – CONFLICT RESOLUTION

5.1. The Parties shall use their best efforts to resolve amicably and by consensus any disagreements or conflicts arising from the interpretation and/or implementation of the provisions of this instrument. The Parties hereto undertake to act as follows:

(i)	if the Parties do not reach an amicable and consensual solution regarding any disagreements or conflicts arising from the interpretation and/or implementation of this Termination, following discussions over a period of 10 (ten) Business Days, the conflict or the controversy shall be submitted to an Arbitration Panel, within a period of 10 (ten) Business Days from the notification of one Party to any of the others in this regard, pursuant to Law No. 9,307, of September 23, 1996 and the Regulations of the Brazilian Center for Mediation and Arbitration (the “Regulations”);

(ii)	the arbitration shall be conducted pursuant to the rules of the Regulations, and the Brazilian Center for Mediation and Arbitration shall be responsible for administering the arbitration procedure;

(iii)	the Arbitration Panel shall be composed of 3 (three) arbitrators, one of whom shall be appointed by the plaintiff Party (or Parties), another by the defendant Party (or Parties), and the third, who shall act as chairman of the Arbitration Panel, by the arbitrators appointed by the Parties. The choice of the third arbitrator shall be made within 10 (ten) days of the appointment of the second arbitrator. In the event one of the parties does not appoint an arbitrator or in the event the appointed arbitrators do not reach a consensus concerning the third arbitrator, it shall be incumbent on the President of the Brazilian Center for Mediation and Arbitration to appoint him or her within a period of 10 (ten) days from the date on which the disagreements or omission occurred;

(iv)	the place of arbitration shall be the City of Rio de Janeiro, in the State of Rio de Janeiro, and the language of arbitration shall be Portuguese;

(v)	the arbitrators shall make decisions in accordance with the laws of Brazil;

(vi)	the arbitral decision shall be considered final and definitive and shall bind the Parties, who expressly waive any type of judicial appeal against the arbitral award;

(vii)	the Parties shall be able to appeal to the Courts only in the specific cases listed below, and such act shall not be considered a waiver of arbitration as the only means of resolving controversies chosen by the Parties: (i) to ensure that arbitration be established; (ii) to obtain court orders for the protection of rights prior to the constitution of the Arbitration Panel; and (iii) to enforce any decision of the Arbitration Panel;

(viii)	responsibility for payment of the costs of arbitration shall be determined pursuant to the Regulations.

5.2. This Termination shall be governed and interpreted pursuant to the laws of the Federative Republic of Brazil.

5.3. The Parties select the courts of the Capital of the State of Estado do Rio de Janeiro as solely and exclusively competent to examine and judge issues arising from this Termination, as provided in Clause 5.1 (vii) hereof, and for issues that by force of law cannot be submitted to arbitration, waiving any other, no matter how privileged it may be.

IN WITNESS WHEREOF, the Parties have executed this instrument in 10 (ten) counterparts of equal form and content in the presence of the 2 (two) undersigned witness.

The pages of this instrument were initialed by Vinicius Machado Silva, attorney for the BNDES System, with authorization from the legal representatives, undersigned.

Rio de Janeiro, February 19, 2014.

AG TELECOM PARTICIPAÇÕES S.A.

/s/ Rafael Cardoso Cordeiro	/s/ Renato Torres de Faria
Name: Rafael Cardoso Cordeiro	Name: Renato Torres de Faria
Title: Agent – Power of Attorney	Title: Agent – Power of Attorney

BNDES PARTICIPAÇÕES S.A. – BNDESPAR

/s/ Caio Marcelo de Mederios Meio
Name: Caio Marcelo de Mederios Mero	Name:
Title: Agent – Power of Attorney	Title:

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI

/s/ Marco Geovanne Tobias da Silva
Name: Marco Geovanne Tobias da Silva	Name:
Title: Executive Officer	Title:

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

/s/ Fernando Antonio Pimentel Melo	/s/ Marcio de Araújo Faria
Name: Fernando Antonio Pimentel Melo	Name: Marcio de Araújo Faria
Title: Chief Executive Officer	Title: Executive Order

Signature page of the Termination of the Telemar Participações S.A. Shareholders Agreement, executed between BNDES Participações S.A. – BNDESPAR, Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, AG Telecom Participações S.A., LF Tel S.A., Fundação Atlântico de Seguridade Social, Fundação dos Economiários Federais – FUNCEF, Fundação Petrobras de Seguridade Social – PETROS, Bratel Brasil S.A., Telemar Participações S.A. and Portugal Telecom, SGPS S.A. on February 19, 2014.

FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS – FUNCEF

/s/ Carlos Augusto Borges	/s/ Emerson Tetsuo Miyazaki
Name: Carlos Augusto Borges	Name: Emerson Tetsuo Miyazaki
Title: Executive Officer	Title: Agent – Power of Attorney

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL – PETROS

/s/ Carlos Fernando Costa
Name: Carlos Fernando Costa	Name:
Title: Executive Officer	Title:

BRATEL BRASIL S.A.

/s/ Shakhaf Wine	/s/ Pedro Guimarães e Melo De Oliveira Guterres
Name: Shakhaf Wine	Name: Pedro Guimarães e Melo De Oliveira Guterres
Title: Executive Officer	Title: Executive Officer

LF TEL S.A.

/s/ Fernando Magalhães Portella	/s/ Alexandre Jereissati Legey
Name: Fernando Magalhães Portella	Name: Alexandre Jereissati Legey
Title: Executive Officer	Title: Executive Order

PORTUGAL TELECOM, SGPS S.A.

/s/ Shakhaf Wine
Name: Shakhaf Wine	Name:
Title: Agent – Power of Attorney	Title:

Signature page of the Termination of the Telemar Participações S.A. Shareholders Agreement, executed between BNDES Participações S.A. – BNDESPAR, Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, AG Telecom Participações S.A., LF Tel S.A., Fundação Atlântico de Seguridade Social, Fundação dos Economiários Federais – FUNCEF, Fundação Petrobras de Seguridade Social – PETROS, Bratel Brasil S.A., Telemar Participações S.A. and Portugal Telecom, SGPS S.A. on February 19, 2014.

TELEMAR PARTICIPAÇÕES S.A.

/s/ José Augusto da Gama Figueira	/s/ Armando Galhardo Nunes Guerra Junior
Name: José Augusto da Gama Figueira	Name: Armando Galhardo Nunes Guerra Junior
Title: Agent – Power of Attorney	Title: Executive Officer

Witnesses:

1.	2.
Name:	Name:
CPF/MF:	CPF/MF:
RG:	RG: